SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the
[X]  Definitive Proxy Statement                   Commission Only (as permitted
[ ]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            VODAVI TECHNOLOGY, INC.
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:
                                 ------------------------------------------
     2)   Form, Schedule or Registration Statement No.:
                                                       --------------------
     3)   Filing Party:
                       ----------------------------------------------------
     4)   Date Filed:
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
                             VODAVI TECHNOLOGY, INC.

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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 1999
--------------------------------------------------------------------------------

            The Annual Meeting of Stockholders of Vodavi Technology, Inc., a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Monday, June 7, 1999, at the Company's corporate headquarters at 8300 East Raintree Drive, Scottsdale, Arizona 85260 for the following purposes:

            1. To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

            2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999.

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

            The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

            Only stockholders of record at the close of business on April 15, 1999 are entitled to notice of and to vote at the meeting.

            All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder of record attending the meeting may vote in person even if he or she previously has returned a proxy.

                                                 Sincerely,

                                                 /s/Gregory K. Roeper

                                                 Gregory K. Roeper
                                                 Secretary

Scottsdale, Arizona
April 30, 1999

                             VODAVI TECHNOLOGY, INC.
                            8300 EAST RAINTREE DRIVE
                            SCOTTSDALE, ARIZONA 85260

                      -----------------------------------
                                 PROXY STATEMENT
                      -----------------------------------

                            VOTING AND OTHER MATTERS

GENERAL

         The enclosed proxy is solicited on behalf of Vodavi Technology, Inc., a Delaware corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on Monday, June 7, 1999 at 9:00 a.m. (the "Meeting"), or at any adjournment or adjournments thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Company's corporate headquarters at 8300 East Raintree Drive, Scottsdale, Arizona 85260.

These proxy solicitation materials are being mailed on or about May 10, 1999 to all stockholders entitled to vote at the Meeting.

VOTING SECURITIES AND VOTING RIGHTS

         Stockholders of record at the close of business on April 15, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 4,342,238 shares of the Company's Common Stock, $0.001 par value per share (the "Common Stock").

         The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held on all matters to be voted on at the Meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy at the Meeting and entitled to vote is required (i) for the election of directors, and (ii) for the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1999.

         Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

         When a proxy is properly executed and returned, the shares it represents will be voted at the Meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of the nominees set forth in this Proxy Statement and (ii) "for" the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company for the year ending December 31, 1999.

REVOCABILITY OF PROXIES

         Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

SOLICITATION

         The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

         The 1998 Annual Report to Stockholders, which was mailed to stockholders with or preceding this Proxy Statement, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Compensation Committee Report on Executive Compensation" and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         THE COMPANY WILL PROVIDE UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SEC. ANY EXHIBITS LISTED IN THE FORM 10-K REPORT ALSO WILL BE FURNISHED UPON REQUEST AT THE ACTUAL EXPENSE INCURRED BY THE COMPANY IN FURNISHING SUCH EXHIBITS. ANY SUCH REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S SECRETARY AT THE COMPANY'S EXECUTIVE OFFICES SET FORTH IN THIS PROXY STATEMENT.

                              ELECTION OF DIRECTORS

NOMINEES

         The Company's bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. All directors are elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

         A board of five directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of the Company. In the event that any such nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

         The following table sets forth certain information regarding the nominees for directors of the Company:

         NAME                              AGE              POSITION
         ----                              ---              --------

William J. Hinz........................    53         Chairman of the Board
Gilbert H. Engels......................    69         Director
Stephen A McConnell....................    46         Director
Nam K. Woo.............................    49         Director
Emmett E. Mitchell.....................    43         Director

         WILLIAM J. HINZ has served as Chairman of the Board of the Company since October 1997 and as a director of the Company since April 1997. Mr. Hinz has served as President and Chief Executive Officer of Stolper-Fabralloy Company ("Stolper-Fabralloy"), a precision aerospace engine component manufacturer, since October 1997 and as a director of Stolper-Fabralloy since March 1996. Mr. Hinz served as Executive Vice President - Operations of Stolper-Fabralloy from March 1996 to October 1997. Mr. Hinz was Vice President of Global Repair and Overhaul Operations for AlliedSignal Aerospace Company from June 1994 until March 1996. During this period, Mr. Hinz also was responsible for aerospace aftermarket merger and acquisition activity. Mr. Hinz served as President of European Operations for AlliedSignal Aerospace Company from December 1991 until June 1994 and served in various other executive management positions with Allied Signal Aerospace Company from 1968 to 1991.

         GILBERT H. ENGELS has served as a director of the Company since January 1996. Mr. Engels currently is involved in commercial real estate development activities. From 1991 to 1993, Mr. Engels served as President of the Government and Institutional Systems Division of WilTel Communications Systems, Inc. Mr. Engels served as a Senior Vice President of TIE Communications, Inc. from 1971 to 1992; served as President and Chief Executive Officer of TIE International, a division of TIE Communications, Inc., from 1971 to 1991; and served as President and Chief Executive Officer of TIE Canada from 1990 to 1992. Mr. Engels was involved in sales and marketing activities in the telecommunications industry from 1957 to 1993.

         STEPHEN A MCCONNELL has served as a director of the Company since January 1996. Mr. McConnell currently serves as the principal of Solano Ventures, an investment fund devoted to small- to mid-sized companies. Mr. McConnell served as Chairman of the Board of Mallco Lumber & Building Materials from 1991 to 1997. Mr. McConnell also served as President of Belt Perry Associates, Inc. from 1991 to 1995 and as President and Chief Executive Officer of N-W Group, Inc., a publicly held company, from 1985 to 1991. Mr. McConnell currently serves as a director of Pilgrim America Capital Corp., Capital Title Group, Inc., Mobile Mini, Inc., and JDA Software Group, Inc., all of which are publicly held companies. In addition, Mr. McConnell currently serves as a director of several privately held companies.

         NAM K. WOO has served as a director of the Company since March 1998. Mr. Woo also served as a director of the Company from February 1995 to April 1997. Mr. Woo serves as an Executive Vice President and a director of LG Electronics, Inc. ("LGE"), a member of the multi-billion dollar Korean-based LG Group with which the Company has had a long-term relationship. Mr. Woo also currently is President of North American Operations for LG Electronics U.S.A., Inc., a subsidiary of LGE. Mr. Woo also currently serves as a director of Zenith Electronics Corp., a publicly held corporation, and LG Electronics U.S.A., Inc., LG Electronics Canada, Inc., and LG Electronics Alabama, Inc., which are privately held. Mr. Woo joined LGE in July 1974 and has served in a number of capacities with LGE, including president of European Operations from January 1991 to December 1994. LGE designated Mr. Woo to serve as a director of the Company and its subsidiary, Vodavi Communications Systems, Inc., pursuant to its rights under a stockholders' agreement among the Company and various stockholders. In September 1998, LGE transferred certain business assets, 812,500 shares of the Company's Common Stock, and its rights under the stockholders' agreement to LG Information and Communications, Ltd. ("LGIC"), a publicly held Korean corporation of which LGE owns 18.6% of the outstanding common stock. Mr. Woo continues to serve as LGIC's designee pursuant to its rights under the stockholders' agreement. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement."

         EMMETT E. MITCHELL has served as a director of the Company since February 1999. Mr. Mitchell has been employed with Paradise Valley Securities, Inc., a NASD broker dealer and investment banking firm ("PVS"), since October 1991. Mr. Mitchell is responsible for corporate finance at PVS, which was the underwriter of the Company's initial public offering in 1995. Mr. Mitchell also serves as a director of SJ Technologies, LLC, a privately held entity.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's bylaws authorize the Board of Directors to appoint among its members one or more committees consisting of one or more directors. The Board of Directors has appointed an Executive Committee, an Audit Committee, and a Compensation Committee. The Executive Committee evaluates various business opportunities and advises the Board of Directors with respect to strategic planning, product development, and management issues. The Audit Committee reviews with the Company's independent auditors the annual financial statements, any significant accounting issues, and the scope of the audit, and is available to discuss with the auditors any other audit-related matters that may arise during the year. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for key executives of the Company. Mr. Hinz serves as the Chairman of the Executive Committee, and Messrs. Engels and McConnell serve as the other members of the Executive Committee. Messrs.
McConnell, Engels, and Hinz currently serve as the members of the Audit Committee, with Mr. McConnell serving as Chair of the Audit Committee. Messrs. McConnell, Engels and Hinz currently serve as the members of the Compensation Committee, with Mr. Engels serving as Chair of the Compensation Committee.

         The Board of Directors of the Company held a total of seven meetings during the fiscal year ended December 31, 1998. The Executive Committee held two formal meetings, the Compensation Committee held one formal meeting, and the Audit Committee held four formal meetings during the year ended December 31, 1998. No director other than Ki-Song Cho, a former member of the Board of Directors, attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.

DIRECTOR COMPENSATION AND OTHER INFORMATION

         Employees of the Company do not receive compensation for serving as members of the Company's Board of Directors. Mr. Hinz receives a monthly retainer of $6,000 for serving as the Company's Chairman of the Board. Mr. Hinz receives no additional cash compensation for meetings attended. Each other independent director receives an annual retainer fee of $10,000, plus a $500 fee for each meeting attended by telephone or in person and reimbursement for expenses incurred in attending meetings of the Board of Directors. Committee members other than Mr. Hinz receive a $500 fee for attendance at committee meetings that are held on days other than days on which a Board of Directors meeting is held. Non-employees who serve as directors of the Company also receive automatic grants of stock options under the Company's Amended and Restated 1994 Stock Option Plan. See "Executive Compensation - Stock Option Plan."

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

         The following table sets forth certain information with respect to the compensation received by the Company's Chairman of the Board and each person who served as the Company's President for the fiscal year ended December 31, 1998 (the "Named Officers"). The Company had no other executive officers who received cash compensation in excess of $100,000 during fiscal 1998.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                            AWARDS
                                                                         ------------
                                             ANNUAL COMPENSATION          SECURITIES
                                       -------------------------------    UNDERLYING         ALL OTHER
    NAME AND PRINCIPAL POSITION         YEAR     SALARY($)   BONUS ($)   OPTIONS(#)(1)   COMPENSATION($)(2)
    ---------------------------         ----     ---------   ---------   -------------   ------------------
William J. Hinz, Chairman of the       1998     $74,984(4)         --        5,000(5)             --
  Board (3)                            1997      10,094(4)         --        5,000(5)             --

Glenn R. Fitchet, President and        1998      $175,000          --           --            $5,750
  Chief Executive Officer(6)           1997       163,934          --      100,000             5,750
                                       1996       157,476          --           --             5,000

Gregory K. Roeper, President,          1998      $134,836          --           --            $1,750
  Chief Operating Officer, Chief       1997       121,224          --       50,000             1,750
  Financial Officer, Secretary,        1996       121,492     $35,000       25,000               988
  and Treasurer(7)

----------
(1) The exercise price of all stock options granted were equal to the fair market value of the Company's Common Stock on the date of grant.
(2) Amounts for 1998 represent (i) 401(k) plan matching contributions in the amount of $750 for each of Mr. Fitchet and Mr. Roeper accrued by the Company in 1998 and paid during 1999; and (ii) payments related to life insurance policies of $5,000 and $1,000 paid by the Company on behalf of Messrs. Fitchet and Roeper, respectively.
(3) Mr. Hinz became a director of the Company in April 1997 and became Chairman of the Board in October 1997.
(4) Represents the amount paid to Mr. Hinz as a retainer for serving as Chairman of the Board. See "Election of Directors - Director Compensation and Other Information."
(5) Represents options automatically granted to Mr. Hinz under the Automatic Program of the Company's stock option plan. See "Executive Compensation - Stock Option Plan."
(6) Mr. Fitchet resigned as President and Chief Executive Officer of the Company in December 1998 and resigned as a director of the Company effective January 1, 1999.
(7) Mr. Roeper became President of the Company in December 1998. Mr. Roeper served as a Vice President of the Company from November 1994 until December 1998.

OPTIONS GRANTS

         The following table sets forth certain information with respect to stock options granted to the Named Officers during the fiscal year ended December 31, 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                       POTENTIAL
                        ----------------------------------------------------       REALIZABLE
                                        PERCENTAGE                              VALUE AT ASSUMED
                          NUMBER OF      OF TOTAL                                 ANNUAL RATES
                         SECURITIES       OPTIONS                                OF STOCK PRICE
                         UNDERLYING     GRANTED TO    EXERCISE                  APPRECIATION FOR
                           OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION     OPTION TERM(2)
         NAME            GRANTED (#)    FISCAL YEAR   ($/SH)(1)      DATE        5%          10%
         ----           ------------    -----------   ---------      ----        --          ---
William J. Hinz.........    5,000(3)       (3)         $3.25      6/29/08      $10,220    $25,898
Glenn R. Fitchet........    --             --           --           --          --         --
Gregory K. Roeper.......    --             --           --           --          --         --

----------
(1) The options were granted at the fair value of the shares on the date of grant.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with SEC rules and do not represent the Company's estimate or projection of the future price of the Company's Common Stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of the Company's Common Stock.
(3) Such options were automatically granted to Mr. Hinz under the Automatic Program of the Company's stock option plan. See "Executive Compensation
         - Stock Option Plan." The options vest and become exercisable on the day before the date of the Meeting.

OPTION HOLDINGS

         The following table provides information on the value of each Named Officer's unexercised options as of December 31, 1998. None of the Named Officers exercised any options during 1998.

                             YEAR-END OPTION VALUES

                          NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
       NAME           OPTIONS AT FISCAL YEAR-END (#)   AT FISCAL YEAR-END ($)(1)
       ----           -----------------------------  ---------------------------
                      EXERCISABLE     UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
                      -----------     -------------  -----------   -------------

William J. Hinz.......     5,000           5,000         $--             $--
Glenn R. Fitchet......    50,000          50,000         $--             $--
Gregory K. Roeper.....    50,000          50,000         $--             $--
----------
(1) The exercise prices of all options held by the Named Officers are greater than the closing sales price of the Common Stock as quoted on the Nasdaq National Market on December 31, 1998 of $2.75 per share.

EMPLOYMENT AND CONSULTING AGREEMENTS

         The Company has no written employment or consulting contracts with any of its officers, directors, or employees. The Company, however, maintains agreements with each of its officers and employees that prohibit such persons from disclosing confidential information obtained while employed with the Company. The Company offers its employees medical, life, and disability insurance benefits. The executive officers and other key personnel of the Company (including directors who also are employees of the Company) are eligible to receive stock options under the Company's Stock Option Plan. See "Executive Compensation - Stock Option Plan."

         Glenn R. Fitchet resigned as President and Chief Executive Officer of the Company in December 1998 and resigned as a director of the Company effective January 1, 1999. In connection with his resignation, the Company and Mr. Fitchet entered into a separation agreement and a consulting agreement. Under the consulting agreement, Mr. Fitchet will serve as an independent contractor to the Company through April 2000 for a monthly consulting fee of $14,583. The consulting agreement contains provisions that prohibit Mr. Fitchet from engaging in certain activities that would compete with the Company's business. Pursuant to the separation agreement, the Company will pay COBRA health insurance premiums on behalf of Mr. Fitchet.

401(k) PROFIT SHARING PLAN

         In April 1994,  the Company  adopted a profit  sharing plan pursuant to
Section 401(k) (the "401(k) Plan") of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Pursuant to the 401(k) Plan, all eligible employees may make elective contributions through payroll deductions. In addition, the 401(k) Plan provides that the Company may make matching and discretionary contributions in such amounts as may be determined by the Board of Directors. During fiscal 1998, the Company expensed matching contributions pursuant to the 401(k) Plan to all executive officers as a group in the amount of $2,250.

STOCK OPTION PLAN

         The Vodavi Technology, Inc. Stock Option Plan (the "Plan") was adopted by the Company's Board of Directors in December 1994 and was approved by the stockholders of the Company in July 1995. The Board of Directors amended and restated the Plan in February 1996, and the stockholders approved the amended and restated Plan in May 1996. The Board of Directors further amended the Plan in October 1997. Those amendments did not require stockholder approval.

         The Plan provides for (i) the granting of incentive stock options or nonqualified options to acquire Common Stock of the Company ("Options"); (ii) the granting of stock appreciation rights ("SARs"); (iii) the direct granting of the Company's Common Stock ("Stock Awards"); and (iv) the granting of other cash awards ("Cash Awards") (SARs, Stock Awards, and Cash Awards are collectively referred to herein as "Awards") to key employees of the Company or its subsidiaries and to consultants or independent contractors who provide valuable services to the Company or its subsidiaries ("Eligible Persons") under a Discretionary Program. The Plan also provides for automatic grants of stock options to non-employee directors of the Company under an Automatic Program.

         A maximum of 850,000 shares of Common Stock of the Company may be issued under the Plan. If any Option or SAR terminates or expires without having been exercised in full, stock not issued under such Option or SAR will again be available for the purposes of the Plan. As of April 15, 1999, no shares of Common Stock have been issued upon exercise of options granted under the Plan; there were outstanding Options to acquire 592,400 shares of the Company's Common Stock under the Plan; and an additional 257,600 shares of Common Stock were available for grant under the Plan.

         Options that are incentive stock options may only be granted to key personnel of the Company (or its subsidiaries) who are also employees of the Company (or its subsidiaries). To the extent that granted Options are incentive stock options, the terms and conditions of those Options, including the exercise price and expiration date, must be consistent with the qualification requirements set forth in the Internal Revenue Code. The maximum number of shares with respect to which Options or Awards may be granted to any one employee (including officers) during the term of the Plan may not exceed 50% of the shares of Common Stock authorized for issuance under the Plan.

         Under the Automatic Program, each non-employee director serving on the Board of Directors on the date the amendments to and restatement of the Plan were approved by the Company's stockholders received an automatic grant of Options ("Automatic Options") to acquire 5,000 shares of Common Stock on that date (an "Initial Grant"). Each subsequent newly elected non-employee member of the Board of Directors will receive an Initial Grant of Automatic Options to acquire 5,000 shares of Common Stock on the date of his or her first appointment or election to the Board of Directors. In addition, Automatic Options to acquire 5,000 shares of Common Stock will be automatically granted to each non-employee director at the meeting of the Board of Directors held immediately after each annual meeting of stockholders (an "Annual Grant"). A non-employee member of the Board of Directors will not be eligible to receive the Annual Grant if that option grant date is within 90 days of such non-employee member receiving his or her Initial Grant.

         To exercise an Option, the option holder will be required to deliver to the Company full payment of the exercise price for the shares as to which the Option is being exercised. Generally, Options may be exercised by delivery of cash, bank cashier's check, or shares of Common Stock of the Company.

LIMITATION OF DIRECTOR'S LIABILITY AND INDEMNIFICATION

         The Company's Amended Certificate of Incorporation (the "Amended Certificate") provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation law (the "Delaware GCL"). Under the Delaware GCL, a director may be held liable (a) for any breach of the director's duty of loyalty to the Company or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock purchases, or (d) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Amended Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) through
(d) above. In addition, the Amended Certificate provides that any repeal or modification of this provision by the Company's stockholders will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or recision in the event of a breach of a directors' duty of care.

         The Company's Amended Certificate requires the Company to indemnify its directors, officers, and certain other representatives of the Company against expenses and certain other liabilities arising out of their conduct on behalf of the Company to the maximum extent permitted by the Delaware GCL. Indemnification is not available with respect to proceedings or claims initiated or brought voluntarily by an officer, director, or other representative of the Company against the Company unless such proceeding or claim is approved by the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company, its wholly owned subsidiary Vodavi Communications Systems, Inc. ("VCS"), LGIC, Steven A. Sherman (a beneficial owner of more than 10% of the Company's Common Stock and a former director of the Company), and Glenn R. Fitchet (a beneficial owner of more than 5% of the Company's Common Stock and a former officer and director of the Company) are parties to a stockholders' agreement (the "Stockholders' Agreement"). Under the terms of the Stockholders' Agreement, LGIC has the right to purchase from the Company additional shares of the Company's Common Stock in order to maintain its percentage of ownership of the Company; 50,000 of Mr. Sherman's shares of the Company's Common Stock are held in escrow pending LGIC's rights to those shares; and LGIC has the right to designate a certain number of persons to serve as directors of both the Company and VCS. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement."

         During 1998, LGE transferred certain of its assets related to business communications systems to LGIC. The Company now purchases certain of its key telephone systems and commercial grade telephones from LGIC and LG Srithai, Inc. ("LGST"), a joint venture between LGIC and a Thailand-based entity. The Company purchased approximately $16.3 million of telephone systems and commercial grade telephones from LGIC, LGE, and LGST during 1998, representing approximately 60% of the Company's total purchases of these products during 1998.

         In August 1996, Novatel Wireless, Inc. ("Novatel Wireless"), of which Steven A. Sherman, a director of the Company from March 1994 until June 1998, and the beneficial owner of approximately 18.4% of the Company's Common Stock, is the Chairman of the Board and a significant shareholder, acquired certain assets from NovAtel Communications, Ltd., a Canadian company ("NovAtel"). The acquired assets included an agreement with the Company to jointly develop certain wireless telephone systems. During 1997, the Company and Novatel Wireless terminated joint development of wireless telephone systems and the Company entered into an alliance with a third party to market a wireless telephone system developed by the third party. Payments by the Company to Novatel Wireless during the term of the agreement totaled approximately $205,000. During 1998, the Company, Novatel Wireless, and NovAtel finalized an agreement under which the Company and Novatel Wireless terminated a supply agreement for wireless telephone systems; Novatel Wireless transferred certain tooling and finished products to the Company; Novatel Wireless and NovAtel refunded $64,170 and $50,000, respectively, to the Company; the parties granted mutual releases; and the Company and Novatel Wireless entered into a non-exclusive license agreement that gives the Company the right to sell certain wireless telephone products.

         On December 5, 1997, the Company entered into a consulting agreement (the "Consulting Agreement") with Steven A. Sherman, pursuant to which Mr. Sherman rendered advice and recommendations to the Company as requested by the Chairman of the Board of Directors. The Company paid Mr. Sherman a consulting fee of $10,000 per month during the term of the Consulting Agreement, which expired on May 30, 1998. In addition, pursuant to the Consulting Agreement, the Company granted to Mr. Sherman options to acquire 75,000 shares of Common Stock at an exercise price of $5.50 per share.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers, and persons who own more than 10 percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of the copies of such forms received by it during the fiscal year ended December 31, 1998, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of the Company's Common Stock complied with all Section 16(a) filing requirements during such fiscal year, except that (a) LGE filed a late report on Form 5 to disclose the transfer of shares of the Company's Common Stock to LGIC, which should have been reported earlier on Form 4; (b) LGIC filed a late report Form 3 to disclose its beneficial ownership of more than 10% of the Company's Common Stock; and (c) William J. Hinz filed a late report on Form 5 to disclose the automatic grant of 5,000 options during 1998.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

         The Company's Board of Directors has appointed a Compensation Committee (the "Committee") consisting entirely of non-management directors, which made decisions on compensation of the Company's executives during 1998. The Compensation Committee makes every effort to ensure that the compensation plan is consistent with the Company's values and is aligned with the Company's business strategy and goals.

         The Company's compensation program for executive officers consists primarily of base salary, bonus, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, which generally are available to all employees of the Company.

         The Company's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on the Company's financial results as well as the achievement of personal and corporate objectives that contribute to the long-term success of the Company in building stockholder value. Stock option grants are intended to result in minimal or no rewards if stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation.

         The Company follows a subjective and flexible approach rather than an objective or formula approach to compensation. Various factors, as discussed below, receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the year ended December 31, 1998, the Committee took into account, among other things, the financial results of the Company, compensation paid in prior years, and compensation of executive officers employed by companies of similar size in similar industries.

BASE SALARY AND ANNUAL INCENTIVES

         Base salaries for executive positions are established relative to the Company's financial performance and comparable positions in similarly sized companies. From time to time, the Company may use competitive surveys and outside consultants to help determine the relative competitive pay levels. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Committee also takes into account individual experience and performance, salary levels relative to other positions with the Company, and specific needs particular to the Company. The Committee's evaluation of the factors described above is subjective, and the Committee does not assign a particular weight to any one factor.

         Annual incentive awards are based on the Company's financial performance and the efforts of its executives. Performance is measured based on profitability and revenue and the successful achievement of functional and personal goals. The Company paid no bonuses to the Company's executive officers for fiscal 1998.

STOCK OPTION GRANTS

         The Company strongly believes in tying executive rewards directly to the long-term success of the Company and increases in stockholder value through grants of executive stock options. Stock option grants also will enable executives to develop and maintain a significant stock ownership position in the Company's Common Stock. The amount of options granted takes into account options previously granted to an individual. The Company did not grant any options to executives or other employees during the year ended December 31, 1998.

OTHER BENEFITS

         Executive officers are eligible to participate in benefit programs designed for all full-time employees of the Company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         During fiscal 1998, the Committee evaluated the factors described above in determining the base salary and other compensation of Glenn R. Fitchet, the Company's President and Chief Executive Officer until December 1998. The Committee currently evaluates the various factors described above in determining the base salary and other compensation of Gregory K. Roeper, the Company's President and Chief Operating Officer. The Committee's evaluation of Mr. Roeper's base salary is, and its evaluation of Mr. Fitchet's base salary during fiscal 1998 was, subjective with no particular weight assigned to any one factor. The Committee believes that Mr. Roeper's current base salary is and Mr. Fitchet's base salary during fiscal 1998 was competitive with the base salary paid to chief executive officers of comparable companies.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to the
Company's Chief Executive Officer and four other most highly compensated executive officers. The Company may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. The Company does not believe that its compensation arrangements with any of its executive officers will exceed the limits on deductibility during its current fiscal year. The Company also intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m).

         This report has been furnished by the members of the Compensation Committee of the Board of Directors of Vodavi Technology, Inc.

                                Gilbert H. Engels
                                 William J. Hinz
                               Stephen A McConnell

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Performance evaluation and compensation decisions relating to 1998 were made by the Compensation Committee of the Board of Directors, which consisted of Messrs. Engels, McConnell, Ki-Song Cho (from April 1997 to March 1998), and
Stephen  A.  McConnell   (beginning  in  June  1998).  In  connection  with  the
acquisition of the Company's business operations in April 1994, the Company, VCS, LGE, Steven A. Sherman, Glenn R. Fitchet, and certain other stockholders of the Company entered into the Stockholders' Agreement. See "Security Ownership of Principal Stockholders, Directors, and Officers - Stockholders' Agreement." Mr. Cho served as LGE's designee as a director of the Company pursuant to LGE's rights under the Stockholders' Agreement. During 1998, LGE transferred certain of its assets related to business communications systems to LGIC. The Company purchased a total of approximately $16.3 million of key telephone systems and commercial grade telephones from LGE, LGIC, and LGST during 1998, representing approximately 60% of the Company's total purchases of these products during 1998.

                                PERFORMANCE GRAPH

         The following line graph compares cumulative total stockholder returns for (i) the Company's Common Stock; (ii) the Standard & Poor's Small Cap 600 Index (the "Index"); and (iii) a peer group consisting of the following four companies in the business telephone systems industry: Comdial Corp., Mitel Corp., Inter-Tel Corp., and Executone Information Systems, Inc. (the "Peer Group"). The graph covers the period from October 6, 1995 through December 31, 1998. The graph assumes an investment of $100 in each of the Company's Common Stock and the Peer Group on October 6, 1995, the date on which the Company's Common Stock became registered under Section 12 of the Exchange Act as a result of the Company's initial public offering, and an investment in the Index of $100 on September 30, 1995. The calculation of cumulative stockholder return on the Peer Group and the Index include reinvestment of dividends, but the calculation of cumulative stockholder return on the Company's Common Stock does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The performance shown is not necessarily indicative of future performance.

                                                CUMULATIVE TOTAL RETURN
                                      ------------------------------------------
                                      10/6/95   12/95    12/96    12/97    12/98

VODAVI TECHNOLOGY, INC                  100       91       50       63       39
PEER GROUP                              100      106      106      148      151
S & P SMALLCAP 600                      100      100      122      153      157

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
                             DIRECTORS, AND OFFICERS

PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of April 15, 1999 by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.

                                                   SHARES BENEFICIALLY OWNED
                                                   -------------------------
NAME OF BENEFICIAL OWNER(1)                        NUMBER(2)(3)    PERCENT(3)
---------------------------                        ------------    ----------
DIRECTORS AND EXECUTIVE OFFICERS:
William J. Hinz..............................       12,000(4)        *
Gregory K. Roeper............................       88,850(5)        2.0%
Gilbert H. Engels............................       35,000(6)        *
Stephen A McConnell..........................       18,700(7)        *
Nam K. Woo...................................        5,000(8)        *
Emmett E. Mitchell...........................       10,000(9)        *
All directors and officers as a
  group (six persons)........................      169,550           3.8%

NON-MANAGEMENT 5% STOCKHOLDERS:
LG Information and Communications, Ltd.......      812,500(10)      18.7%
Steven A. Sherman............................      810,541(11)      18.4%
Glenn R. Fitchet.............................      275,000(12)       6.8%
----------
*    Less than 1% of the outstanding shares of Common Stock.

(1) Addresses of 5% stockholders: The address of LGIC is LG Twin Tower, West Tower 20F, #20, Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea; the address of Steven A. Sherman is 4757 E. Greenway Road, Suite 103-187, Phoenix, Arizona 85032; and the address of Glenn R. Fitchet is 11087 E. Mission Lane, Scottsdale, Arizona 85260.
(2) Includes, when applicable, shares owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has sole or shared voting control or power of disposition. Also includes shares of Common Stock that the identified person had the right to acquire within 60 days of April 15, 1999, by the exercise of stock options.
(3) The percentages shown include the shares of Common Stock that each named stockholder has the right to acquire within 60 days of April 15, 1999. In calculating percentage ownership, all shares of Common Stock that the named stockholder has the right to acquire upon exercise of stock options within 60 days of April 15, 1999 are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Percentages may be rounded.
(4) Represents 7,000 shares of Common Stock and 5,000 shares issuable upon exercise of vested options.
(5) Represents 19,750 shares of Common Stock, 68,600 shares issuable upon exercise of vested options held by Mr. Roeper, and 500 shares of Common Stock beneficially owned by Mr. Roeper's spouse as custodian for their minor child.
(6) Represents 25,000 shares of Common Stock and 10,000 shares issuable upon exercise of vested options.
(7) Represents 8,700 shares of Common Stock and 10,000 shares issuable upon exercise of vested options.
(8) Represents 5,000 shares of Common Stock issuable upon exercise of vested options. Mr. Woo currently serves as a director and officer of LGE. LGE and LGIC designated Mr. Woo to serve as a director of the Company pursuant to their respective rights under the Stockholders' Agreement. See "Security Ownership of

     Principal Stockholders, Directors, and Officers - Stockholders' Agreement." Mr. Woo disclaims beneficial ownership of any shares of the Company's Common Stock beneficially owned by LGIC.
(9) Includes 500 shares of Common Stock held by Mr. Mitchell as custodian for his minor children, but excludes warrants to purchase 133,333 shares of the Company's Common Stock held by Paradise Valley Securities, of which Mr. Mitchell is a minority shareholder.
(10) Does not include 50,000 shares of Common Stock held in escrow subject to LGIC's right to claim those shares.
(11) Represents shares of Common Stock held by a stockholder group. Includes 253,250 shares of Common Stock held by Mr. Sherman (including 50,000 shares held in escrow subject to LGIC's right to claim those shares); 75,000 shares issuable upon exercise of vested options held by Mr. Sherman; 4,000 shares held by Mr. Sherman as custodian for certain of his children; 86,830 shares held by Sherman Capital Group, L.L.C., of which Mr. Sherman is the managing member; and 137,500 shares held by Sherman Capital Partners, L.L.C., of which Mr. Sherman is a managing member. Mr. Sherman disclaims beneficial ownership of all shares held by Sherman Capital Group, L.L.C. and Sherman Capital Partners, L.L.C. except to the extent that his individual interest in such shares arises from his interest in each such entity. Mr. Sherman is a former director of the Company. Other members of the group are Fereydoun Taslimi (61,491 shares), Nahid Loudermilk (61,491 shares), Michael Mittel (113,979 shares), and Noor Research Corporation (17,000 shares). Mr. Sherman has entered into a voting agreement with the other members of the group whereby those members will vote their shares of Common Stock, as well as shares of Common Stock subsequently acquired by them, in all Company matters as designated by Mr. Sherman. The voting agreement is effective until October 1, 1999, unless terminated earlier by any party to the voting agreement. The source of the information relating to this group of stockholders is a Schedule 13D filed with the SEC on April 14, 1999.
(12) Represents 250,000 shares of Common Stock and 50,000 shares issuable upon exercise of vested options. Mr. Fitchet is a former officer and director of the Company.

STOCKHOLDERS' AGREEMENT

         In connection with the acquisition of its business operations in April 1994, the Company, VCS, LGE, Steven A. Sherman, and Glenn R. Fitchet entered into the Stockholders' Agreement. In connection with its acquisition of certain business assets and 812,500 shares of the Company's Common Stock from LGE, LGIC acquired LGE's rights under the Stockholders' Agreement. The Stockholders' Agreement provides that, if at any time during the term of the Stockholders' Agreement the Company issues shares of Common Stock in a public offering or a private placement in an aggregate amount of 1% or more of the Company's issued and outstanding Common Stock, LGIC has the right to purchase a sufficient number of shares being issued as may be required to enable it to maintain the percentage of ownership of Common Stock that it holds immediately prior to such sale or issuance. The purchase price to LGIC for such shares will be the public offering price per share in the case of a public offering or the price per share paid by purchasers in any private placement.

         Also pursuant to the terms of the Stockholders' Agreement, Mr. Sherman and Mr. Fitchet have agreed to vote their shares of Common Stock to elect as directors of the Company that number of persons designated by LGIC that comprises a percentage of the Board of Directors equal to LGIC's then percentage of ownership of the Company's Common Stock. In addition, as long as LGIC owns 8% or more of the outstanding Common Stock of the Company, those persons have agreed to vote their shares in favor of election of at least one designee of LGIC as a director of the Company. All designees of LGIC to the Board of Directors must be executive officers or directors of LGIC, directors of any affiliate of LGIC, or other persons reasonably acceptable to the Company and the other parties to the Stockholders' Agreement. Unless LGIC consents in writing, no LGIC designee may be removed as a director of the Company, except for cause. The Stockholders' Agreement also requires the Company to employ one of the LGIC designees in a position and at such salary as is mutually agreed upon by the Company and LGIC. The Stockholders' Agreement also establishes the Board of Directors of VCS at four directors, of which two must be designees of LGIC, and provides that unless LGIC consents in writing, no LGIC designee to the Board of Directors of VCS may be removed, except for cause.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1999 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDERS PROPOSALS

         Stockholder proposals that are intended to be presented at the annual meeting of stockholders of the Company to be held during calendar 2000 must be received by the Company no later than January 11, 1999 in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Exchange Act, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have the Company include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2000, except in circumstances where (i) the Company receives notice of the proposed matter no later than March 24, 1999 and (ii) the proponent complies with the requirements set forth in Rule 14a-4.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                                           Dated: April 30, 1999

                             VODAVI TECHNOLOGY, INC.

                       1999 ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of VODAVI TECHNOLOGY, INC., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 30, 1999, and hereby appoints William J. Hinz and Gregory K. Roeper, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of the Company to be held on Monday, June 7, 1999, at 9:00 a.m., local time, at the Company's corporate headquarters at 8300 Raintree Drive, Scottsdale, Arizona 85260, and at any adjournment or adjournments thereof, and to vote all shares of the Company's Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:  [ ]  FOR all nominees     [ ]  WITHHOLD AUTHORITY
                                listed below (except      to vote for all
                                as indicated)             nominees listed below.

If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

            William J. Hinz, Gilbert H. Engels, Stephen A McConnell,
                         Nam K. Woo, Emmett E. Mitchell

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

   [ ]  FOR        [ ]  AGAINST      [ ]  ABSTAIN

and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE.)

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

Dated ______________________, 1999       _______________________________________
                                                       Signature

                                         _______________________________________
                                                       Signature

                                         (This Proxy should be dated,  signed by
                                         the  stockholder(s)  exactly  as his or
                                         her name appears  hereon,  and returned
                                         promptly  in  the  enclosed   envelope.
                                         Persons signing in a fiduciary capacity
                                         should so indicate.  If shares are held
                                         by  joint   tenants  or  as   community
                                         property,   both  stockholders   should
                                         sign.)

SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                               Votes must be indicated in Black or Blue ink. [X]